Exhibit 99.1

Dana Completes Notes Offering, Announces Early Settlement of Tender Offer and Exercises Redemption Option

MAUMEE, Ohio, December 9, 2014/PRNewswire/ – Dana Holding Corporation (NYSE: DAN) (“Dana”) today announced the closing of its previously launched offering of $425,000,000 aggregate principal amount of 5.500% Senior Notes due 2024.

Dana today also announced the purchase of $343,565,000 aggregate principal amount of its 6.500% Notes due 2019 (the “2019 Notes”) that were tendered prior to the early tender time of 5:00 p.m. New York City time on Thursday, December 4, 2014, pursuant to Dana’s previously announced tender offer (the “Tender Offer”). This purchase constitutes approximately 86% of the total aggregate principal amount of outstanding 2019 Notes. The Tender Offer is scheduled to expire at 12:00 midnight, New York City time, at the end of Monday, December 15, 2014.

Dana today also notified Wells Fargo Bank, National Association, as trustee (“Wells Fargo”), that Dana has elected to redeem $40,000,000 in aggregate principal amount of its 2019 Notes on January 8, 2015 (the “Redemption Date”), at a redemption price of 103.00% of the principal amount, plus accrued and unpaid interest up to, but not including, the Redemption Date. Noteholders are encouraged to refer to the Notice of Redemption, dated as of the date hereof or call Wells Fargo at (800) 344-5128 for more information.

Forward-Looking Statements

Certain information contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry and business, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.

Dana’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss important risk factors that could affect our business, results of operations and financial condition. The forward-looking statements in this news release speak only as of this date. Dana does not undertake any obligation to revise or update publicly any forward-looking statement for any reason.

About Dana Holding Corporation

Dana is a global leader in the supply of highly engineered driveline, sealing, and thermal-management technologies that improve the efficiency and performance of vehicles with both conventional and alternative-energy powertrains. Serving three primary markets – passenger vehicle, commercial truck, and off-highway equipment – Dana provides the world’s original-equipment manufacturers and the aftermarket with local product and service support through a network of nearly 100 engineering, manufacturing, and distribution facilities. Founded in 1904 and based in Maumee, Ohio, the company employs 23,000 people in 26 countries on six continents. In 2013, Dana generated sales of $6.8 billion.

Investor Contact	Media Contact
Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com